Exhibit 10.2

RESEARCH AND LICENSE AGREEMENT

Made in Jerusalem this 1st day of December 2011 (the “Effective Date”), by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, LTD., of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel (“Yissum”) of the one part; and

PATHFINDER CELL THERAPY, INC., of 12 Bow Street, Cambridge, Massachusetts 02138 (the “Company"), of the second part;

WHEREAS:
The Company (formerly “BioMedical Polymers International, Ltd.”, “Life Medical Sciences, Inc.” and then “SyntheMed, Inc.”) recently acquired Pathfinder, LLC in a business combination pursuant to which Pathfinder, LLC became a wholly-owned subsidiary of the Company, the former members of Pathfinder, LLC acquired control of the Company and the Company’s name was changed from “SyntheMed, Inc.” to “Pathfinder Cell Therapy, Inc.”;

WHEREAS:
the Company and Yissum are each bound by the terms and conditions of a license agreement entered into between them and dated June 14, 1991, and a series of amendments to such 1991 agreement (such original 1991 agreement together with all of the amendments thereto: the “1991 Agreement”) as well as a letter agreement between them dated January 24, 2010 (the “2010 Letter Agreement”);

WHEREAS:
the Company has placed the cash amount set forth on Schedule A hereto in escrow in respect of amounts owing to Yissum under the 1991 Agreement and/or 2010 Letter Agreement, such amount to be disbursed to Yissum following execution of this Agreement and in accordance with the terms of the governing trust agreement dated August 31 , 2011(the “Trust Agreement”);

WHEREAS:
Yissum and the Company desire to terminate the 1991 Agreement and enter into this Agreement pursuant to which, among other things, the Company shall assign to Yissum all of its rights, title and interest in and to all of the patents covered by the 1991 Agreement  and any patent application that claims priority therefrom; as well as all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and/or any other similar statutory protection, and any provisional applications of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing in accordance with the listing set out in Schedule E-1 of this Agreement (“1991 Agreement Patents”), Yissum shall simultaneously grant to the Company a license under the 1991 Agreement Patents,  and, subject to receipt by Yissum of all of the escrowed monies under the Trust Agreement together with the equity consideration referred to in section 8.3 below (the “Settlement Consideration”), the parties shall mutually release each other from any and all obligations under the 1991 Agreement and 2010 Letter Agreement, all in accordance with the terms and conditions of this Agreement;

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

1.	Interpretation and Definitions

1.1.	The preamble and appendices annexed to this Agreement constitute an integral part hereof and shall be read jointly with its terms and conditions.

1.2.
In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include the female gender, the use of the word “including” shall mean “including without limitation” and the use of the word "or" shall mean "and/or".

1.3.	The headings of the sections in this Agreement are for the sake of convenience only and shall not serve in the interpretation of the Agreement.

1.4.	In this Agreement, the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise:

1.4.1.
“Affiliate” shall mean any person, organization or other legal entity which controls, or is controlled by, or is under common control with, the Company. Control, with respect to any person, organization or other legal entity, shall mean the holding of more than fifty percent (50%) of its outstanding equity or voting power, or possessing the right to elect or appoint a majority of its directors.

1.4.2.
 “Combination Product” shall mean a product which comprises (a) a Product and (b) at least one other active pharmaceutical ingredient that is licensed or otherwise acquired from a Third Party which if administered independently of the Product, would have a clinical effect, and would not be considered a Product (i.e. on a stand-alone basis).

1.4.3.
“Development Results” shall mean the results of activities carried out by the Company or by third parties (other than the Researcher and his team) at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder, including, without limitation, any invention, patent or patent application, product, material, method, discovery, composition, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology.  For the avoidance of doubt, “Development Results” shall not include any governmental or regulatory filing submitted, or approval, license, registration, or authorization obtained, by the Company, an Affiliate or Sublicensee in respect of the Products (“Governmental Authorization Documents”).

1.4.4.
"Field" shall mean: (a) for the Licensed Patents listed in Appendix B-1 (“RTG Patents”) -  thermo-responsive polymers to be used for or in direct connection with: (i) cells owned by, or licensed by Glasgow University to, the Company; (ii) drugs or biologics for the prevention or treatment of cancer; or (iii) post surgical adhesion prevention; (collectively, the “RTG Field”); and (b) for the Licensed Patents listed in Appendix B-2 (“REPEL-CV Patents”) - REPEL-CV to be used for the prevention and treatment of all cardiac disorders and cardiac indications (the “REPEL-CV Field”).

1.4.5.
 “First Commercial Sale” shall mean the first sale of Product by the Company, its Affiliate or its sublicensees in a country, after all required regulatory approvals have been granted by the governing health authority of such country. Sales for test marketing, clinical trial purposes, research and development, or compassionate or similar use where the Company does not receive any profit from the sale (all revenues go to recover direct Company costs of the transaction), shall not be deemed to constitute a First Commercial sale.

1.4.6.
“Know-How” shall mean any proprietary, tangible or intangible, not patent protected information, techniques, technology, practices, trade secrets, inventions, methods, knowledge, ancillary materials, results, devices, or know-how developed by the Researcher, prior to the execution of this Agreement, directly related to the Licensed Patents, as set out in any invention disclosure, patent drafts, claims specifications, laboratory notes or notebooks, articles, research results or otherwise, belonging to Yissum.

1.4.7.
“Licensed Patents” shall mean (a) all patent applications or registered patents listed on Appendix B, and any patent application that claims priority therefrom; as well as (b) all divisions, continuations, continuations-in-part, re-examinations, reissues, renewals, registrations, confirmations, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and/or any other similar statutory protection, and any provisional applications of any such patents or patent applications, and any and all patents issuing from, and patentable inventions, methods, processes, and other subject matter disclosed or claimed in, any or all of the foregoing.

1.4.8.	“Licensed Technology” shall mean the Know-How, the Licensed Patents and the Research Results.

1.4.9.
"Net Sales" shall mean the gross amount invoiced for  sales of the Product in the Territory by the Company or its Affiliates commencing upon the date of First Commercial Sale in any country in the Territory, after deducting the following:

(i)   trade, cash and quantity discounts;

(ii) credits and allowances on account of returned or rejected Product, including allowance for breakage or spoilage, recalls or Product destruction (whether voluntarily made or requested or made by a Regulatory Authority);

(iii) chargebacks, rebates or similar payments granted to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

(iv) sales or excise taxes, VAT or other similar taxes directly applicable to, and triggered by, the sale of the Product;

(v) retroactive price reductions if and to the extent that revenues recorded by the Company were refunded or credited to customers;

(vi)  commercially reasonable shipping/ freight/ transportation charges, to the extent such charges are separately itemized on invoices;

(vii) sales otherwise excluded from the term “First Commercial Sale” by virtue of the last sentence of the definition thereof; and

(vii) write-offs or allowances for bad debts, to the extent permitted by GAAP.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the Product and other products of the Party and its Affiliates such that the Product does not bear a disproportionate portion of such deductions.

Sales or other transfers between the Company and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are consumers or end-users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.  In cases where a sale or transfer is made to an Affiliate as the consumer or end-user of the Product, the sale or transfer shall be included in the computation of Net Sales at the average selling price charged in an arm’s length sale to an unrelated third party in the relevant period.

1.4.10.
“Product” shall mean any product, system, device, method, process or service, the development, manufacture or sale of which, in whole or in part (a) exploits, comprises, incorporates or improves upon the Licensed Technology or the Development Results or any part thereof or is otherwise covered thereby, or falls within the scope thereof, in whole or in part; or (b) but for the License granted in this Agreement, would infringe a Valid Claim of a Licensed Patent.

1.4.11.
“REPEL-CV” shall mean a particular polymer consisting of chain extended triblocks comprising a central PEG segment (MW 6000) and two lateral PLLA blocks, so that the EO/LA ratio is equal to 1.5, said triblocks being chain extended using hexamethylene diisocyanate, and in addition shall mean PEG(of all molecular weights)/P(L)LA/HDI polymers, with all EO/LA ratios.

1.4.12.	“Research” shall mean the research to be conducted by the Researcher pursuant to the Research Program.

1.4.13.
“Research Program” shall mean the program under which the Research shall be carried out and conducted by the Researcher, as per Appendix C, including any additions to, or extensions of, the Research, provided that any such additions or extensions are set out in a written amendment to Appendix C or in a written research program that is signed by the parties.

1.4.14.
“Researcher” shall mean Prof. Daniel Cohn, or such other person as determined and appointed from time to time by Yissum (with the consent of the Company, which consent shall not be unreasonably withheld or delayed) to supervise and to perform the Research, if applicable.

1.4.15.
“Research Results” shall mean any inventions, products, materials, devices, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature, whether or not patentable or capable of registration, discovered or occurring in the course of, or arising from, the performance of the Research.  In the event of any patent applications or patents covering Research Results, such patent applications and patents shall be added to the list of Licensed Patents set forth on Appendix B and be governed by the terms of this Agreement governing Licensed Patents.

1.4.16.
“Sublicense” shall mean any grant by the Company or its Affiliates of any of the rights granted under this Agreement or any part thereof; including the right to develop, manufacture, market, sell or distribute the Licensed Technology or any Product, for which grant the recipient of the Sublicense is required to pay the grantor of the Sublicense.

1.4.17.
“Sublicense Consideration” shall mean any proceeds or consideration, whether monetary or otherwise, that the Company or an Affiliate may receive from a Sublicensee in consideration for the grant of a Sublicense and/or pursuant thereto or an option to obtain such Sublicense.

1.4.18.
“Sublicensee” shall mean any third party to whom the Company or an Affiliate shall grant a Sublicense or option to obtain such Sublicense.  For the sake of clarity, Sublicensee shall include any other third party to whom such rights shall be transferred or assigned, or who may assume control thereof by operation of law or otherwise, provided however that a subcontractor of the Company, its Affiliate or a Sublicensee (“Contractor”) which requires use of the Licensed Technology to perform work for the particular Contractor and which receives full payment from the Company for such work performed shall not be considered a Sublicensee.

1.4.19.	“Territory” shall mean worldwide.

1.4.20.	“Third Party(ies)” shall mean a person or entity who or which is neither Yissum nor the Company nor an Affiliate of Yissum or the Company.

1.4.21.	“University” shall mean the Hebrew University of Jerusalem and each of its branches.

1.4.22.
“Valid Claim” shall mean (a) a claim of any issued, unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, rejected, withdrawn or abandoned without the possibility of appeal or re-filing. For the avoidance of doubt, the term “Valid Claim” shall include the period of any extension of the exclusivity period under a claim of an issued patent included within the Licensed Technology and/or the Development Results through patent term extension, European Supplementary Protection Certificate (“SPC”), US Patent Term Extensions (PTEs), or any other arrangement whereby the exclusivity period of any such patent or any part thereof is extended.

2.	Research

2.1.	The Company hereby undertakes to finance performance of the Research in accordance with the Research Program or any amendment thereof.

2.2.
The Research shall be conducted by and under the supervision of the Researcher. Should the Researcher be unable to complete the Research for any reason, Yissum shall notify the Company of the identity of a suitable replacement researcher. If the Company does not object in writing to the replacement researcher on reasonable grounds within twenty (20) days of this notification, the substitute researcher shall be deemed acceptable to the Company. Alternatively, the Company shall have the right to terminate the Research without cause, provided that (i) no monies paid to Yissum for the Research pursuant to the schedule set forth in section 2.3, below, will be refundable; and (ii) the Company shall be responsible for the payment of any accrued fees and expenses due to Yissum based on work duly performed up to the date of termination and those irrevocable commitments entered into by Yissum prior to having received the Company's written notice of termination.

2.3.
As compensation to Yissum for the Research, subject to any earlier termination of the Research pursuant to section 2.2, above, the Company shall pay Yissum the total sum of $40,000 (forty thousand US dollars), payable as follows: At the start of the Research, and at the start of each of the first three calendar months thereafter, the Company shall pay Yissum the amount of $5,000 (inclusive of all overhead) plus any applicable taxes, and at the date of delivery to the Company of the written Research report, the Company shall pay Yissum the amount of $20,000 (inclusive of all overhead) plus any applicable taxes.

2.4.
For the avoidance of doubt, nothing herein shall prevent Yissum or the University or the Researcher from obtaining any finance or grants from other entities for research regarding the Licensed Technology, provided that such entities shall not be granted rights in the Research or Research Results prejudicial to the rights granted to the Company in this Agreement. The results of any such research financed by other entities shall not form part of the Licensed Technology and shall not be subject to the License hereunder.

2.5.	At the conclusion of the Research Program, Yissum shall present the Company with a written report from the Researcher summarizing the results of the Research.

2.6.
Nothing contained in this Agreement shall be construed as an obligation, representation or warranty, express or implied, on the part of Yissum that any results or inventions will be achieved by the Research, or that the Research Results, if any, will not violate any third party rights or will be commercially exploitable. Yissum makes no representations or warranties whatsoever, express or implied, as to the commercial or scientific value of the Research Results, if any.

2.7.
Should the Company choose to (i) retain the services of the Researcher or any other employee of the University in connection with the Research or the License; or (b) grant any benefit, including but not limited to, cash payments or securities of any kind, to the Researcher or any other employee of the University, it shall do so only through a written agreement executed between the Company and Yissum. Any such agreement will require, among other things, that any intellectual property rights generated under such agreement will be governed by the terms of this Agreement.

3.	Patent Assignment

3.1.
In consideration for Yissum’s execution of this Agreement, the Company hereby assigns to Yissum all of the Company’s rights, title and interest in and to all of the 1991 Agreement Patents. The Company declares that it has all of the rights, title, consents and authorizations that may be required for Yissum to receive full and exclusive ownership of the 1991 Agreement Patents.  In accordance with the foregoing, at the time of its execution of this Agreement, the Company shall execute and deliver to Yissum the assignment document attached hereto as Appendix E.  As part of its assignment obligation hereunder, the Company at its expense shall execute all necessary documents and provide all necessary notifications in order to effect such assignment, including without limitation whatever is necessary in order to formally register Yissum as the owner in all of the assigned Patents with all of the relevant patent offices.

4.	The License

4.1.
Subject to, and in accordance with, the terms and conditions of this Agreement, Yissum hereby grants the Company: (a) an exclusive license for the RTG Field in the Territory, under the Licensed Technology directly related to the RTG Patents, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Products in the RTG Field and to otherwise use and practice for the RTG Field in the Territory the Licensed Technology directly related to the RTG Patents; and (b) an exclusive license under the Licensed Technology for the REPEL-CV Field directly related to the REPEL-CV Patents, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Products in the REPEL-CV Field in the Territory and to otherwise use and practice for the REPEL-CV Field in the Territory the Licensed Technology directly related to the REPEL-CV Patents for such purpose (the “License”). For the avoidance of doubt it is stated that in the case of a Combination Product, such Combination Product shall be used or otherwise exploited only in and for the Field.

4.2.
Notwithstanding the provisions of section 4.1, above, Yissum, on behalf of the University, shall retain the right (i) to make, use and practice the Licensed Technology for the University's own internal research and educational purposes; (ii) to license or otherwise convey to other academic and not-for-profit research organizations, the Licensed Technology for use in non-commercial research; and (iii) to license or otherwise convey the Licensed Technology to any third party for research or commercial applications outside the Field.

5.	Term of the License

5.1.
The License shall expire, if not earlier terminated pursuant to the provisions of this Agreement, on a country-by-country basis, upon the later of: (i) the date of expiration in such country of the last to expire Licensed Patent included in the Licensed Technology; (ii) the date of expiration of any exclusivity on the Product granted by a regulatory or government body in such country; or (iii) the end of a period of 20 years from the date of the First Commercial Sale in such country. Should the periods referred to in subsections (i) or (ii) expire in a particular country prior to the period referred to in subsection (iii), above, the license in that country or those countries shall be deemed a license to the Know-How during such post-expiration period. Provided that the License has not been terminated prior thereto, at the expiration of the later of the periods set forth above, the Company shall have an irrevocable option to extend the License by agreeing to pay Yissum fifty percent (50%) of the consideration set forth in section 8.1 and 8.2 below, in respect of Net Sales and Sublicense Consideration received during the period of such extension

5.2.
Notwithstanding the foregoing section 5.1, the parties acknowledge and agree that in light of the significant contribution of the Researcher’s Know-how and non-patented research results for the development of REPEL-CV technology, any sales of REPEL-CV Products beyond the term of the License shall obligate the Company to pay, and entitle Yissum to receive, in connection with all such sales one hundred percent (100%) of the license consideration set out in section 8.

5.3.
Yissum may choose at its discretion to identify for the Company one or more potential licensee(s) for the REPEL-CV technology, following which Yissum and the Company may mutually decide to jointly license the REPEL-CV technology to any such potential licensee(s) (“Joint License”). In the event of any Joint License, the Company shall provide its regulatory filings and data relating to the licensed technology to the third party licensee, and any license consideration generated by the Joint License shall be divided between the Company and Yissum as follows: Eighty percent (80%) of such license consideration shall be received by the Company and twenty percent (20%) of such license consideration shall be received by Yissum until the Company has received $10,000,000 (ten million U.S. dollars), following which the Company and Yissum shall each receive 50% of any additional license consideration. Without derogating from the foregoing, if at any point the Company does not desire to continue selling (either directly or indirectly)  REPEL-CV Products, then the Company shall promptly notify Yissum in writing of such, and the License granted the Company hereunder shall, subject to 10 days’ prior written notice by Yissum, immediately terminate solely with respect to REPEL-CV Products.

6.	Development and Commercialization

6.1.
The Company undertakes, at its own expense, to use its best efforts to carry out the development, regulatory, manufacturing and marketing work necessary to develop and commercialize Products in accordance with a written plan (with milestones, timetable and budgeting), for the development and the commercialization of Products in the Field, prepared by the Company and approved by Yissum (the "Development Plan") a copy of which, that meets Yissum’s reasonable approval, shall be finalized by the Company and attached to this Agreement as Appendix D within 120 (one hundred twenty) days from the end of the Research Program that is described in Appendix C of this Agreement and contemplated to be completed within 4 (four) months.  The parties agree that the Development Plan will not cover REPEL-CV Products given the funding, development and commercialization by the Company of REPEL-CV Products. The Development Plan may be modified from time to time by the Company as reasonably required in order to achieve the commercialization goals set forth above, upon Yissum’s prior written approval, such approval not to be unreasonably delayed or denied, but without derogating from the dates of the achievement of the significant milestones set forth in the Development Plan. All terms and conditions of the License and this Agreement shall apply to the modified Development Plan and subsequent Development Results.

6.2.
The parties shall establish a steering committee (the “Committee”) to oversee the exercise of the License.  Each party shall be entitled to designate two representatives to the Committee (the “Representatives”), which shall meet at least twice per calendar year.  The Representatives shall be bound by the confidentiality arrangements set out in this Agreement. The Company shall consult with Yissum, via Yissum's Representatives, in respect of significant decisions related to the exercise of the License.  For the avoidance of doubt, the Committee shall be a forum for the exchange of information between the parties with respect to the foregoing matters, shall act only in an advisory capacity and shall not have decision-making powers.

The Company shall (i) provide Yissum with periodic written reports (“Development Reports”) not less than once per every six (6) months concerning all material activities undertaken in respect of the exercise of the License, (ii) keep Yissum informed on a timely basis concerning all material activities and changes to the Development Plan undertaken in respect of the exercise of the License, and (iii) at Yissum's request, from time to time, provide Yissum with further information relating to the Company’s activities in exercise of the License. The Development Reports shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted and all other actions taken by the Company pursuant to the Development Plan, and a summary of the Development Results and any other related work effected by the Company or by any Affiliate or Sub-Licensee during the six month period prior to the report, (ii) the Company’s plans in respect of the testing, undertaking of trials or commercialization of Products for the following 12 (twelve) months; and (iii) projections of sales and marketing efforts following the First Commercial Sale.  Development Reports shall also set forth a general assessment regarding the achievement of any milestones; the projected or actual completion date of the development of a Product and the marketing thereof; as well as a description of any corporate transaction involving the Products or the Licensed Technology. If progress in respect of a Product differs from that anticipated in its Development Plan or a preceding Development Report, the Company shall explain, in its Development Report, the reason for that and shall prepare a modified Development Plan for Yissum’s review. The Company shall also make reasonable efforts to provide Yissum with any reasonable additional data that Yissum requires to evaluate the performance of the Company hereunder.

6.3.	The Company shall use reasonable commercial efforts to pursue the development and registration of all commercially reasonable indications or uses of the Licensed Technology in the Field.

6.4.	Upon completion of the development of any Product, the Company undertakes to use commercially reasonable efforts necessary to maximize Net Sales of such Product on a regular and consistent basis.

6.5.
The Development Plan shall contain certain milestones designated therein as essential milestones (“Essential Milestone/s”).  Failure to meet an Essential Milestone by the date set out in the Development Plan for achieving such Essential Milestone (or any modified date pursuant to section 6.1 above or this section 6.5 below), shall entitle Yissum to termination rights in accordance with section 16 below. The Company shall be entitled to extend the period for meeting an Essential Milestone (“Milestone Extension”) in accordance with the following:

a.	The Company shall be entitled to a Milestone Extension of six months for each Essential Milestone
b.	The Company shall be entitled to a Milestone Extension for the period of force majeure and any period for which the Company and Yissum have agreed in writing to amend the Development Plan.

The Company's failure to meet the date set for an Essential Milestone together with the relevant Milestone Extension shall be a material breach of this Agreement entitling Yissum to immediate termination under section 16.2 of this Agreement.

6.6.
The Company shall perform all its activities hereunder in accordance with all applicable laws and regulations, and shall procure the receipt of all approvals and consents necessary for the performance of its obligations hereunder.

6.7.
The Company agrees to provide Yissum and/or the University (for no consideration) a reasonable number units of any Product developed and/or manufactured under this Agreement, for academic research purposes only.

7.	Sublicenses

7.1.
The Company shall have the right to grant Sublicenses of the License rights granted to it under section 5.1 of this Agreement to Affiliates or any Third Party subject to the terms of this section 7 and the terms of the License Consideration required by section 8 below; provided that any such Sublicense agreement shall expressly state that there is no further right of sublicense being granted to the particular Sublicensee and shall not increase the liability of Yissum or derogate from any of Yissum’s rights related to this Agreement.  Promptly upon execution of any Sublicense, the Company shall notify Yissum of such and provide Yissum with a copy of such executed Sublicense.

7.2.
 Any Sublicense shall be dependent on the validity of the License and shall terminate upon termination of the License.  Furthermore, in the context of any Sublicense, Company will obtain an agreement from the relevant Sublicensee (i) that such Sublicensee may only use the Licensed Technology and any related information received from the Company in connection with the further development and/or commercialization of a Product pursuant to the terms of the Sublicense agreement, and will keep same confidential, and (ii) naming Yissum as a third party beneficiary with the right to directly enforce the use provisions described in sub-section (i) above, the confidentiality provisions, the insurance and indemnification provisions, and the reporting provisions described in this section 7.2 and in section 9.2 below.

The Company shall require each Sublicensee to provide it with regular written royalty reports that include at least the detail that the Company is required to provide pursuant to section 8.2 below. Upon request, the Company shall provide such reports to Yissum.

Any act or omission of the Sublicensee which is not promptly remedied by the Company or the Sublicensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including by termination of the Sublicense, shall constitute a breach of this Agreement by the Company.

For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sublicensee be entitled to assign such Sublicense or further Sublicense the License or any part thereof.

8.	License Consideration

In consideration for the grant of the License, the Company shall render to Yissum the following consideration:

8.1.
Throughout the term of the License and any extension of such term, royalties at a rate of 5% (five percent) of the worldwide Net Sales of any Product (the “Royalties”), which shall be paid for the duration of the period set forth in Section 4 above.

In the event of that a Product is a Combination Product, the Royalties shall be paid to Yissum on Net Sales that shall be calculated based on a portion of the price of the Combination Product, such portion to be determined by what would have been the Product’s stand-alone price (without being bundled with the relevant Third Party active pharmaceutical ingredient) in similar transactions. If the Product is not sold in similar transactions as a stand-alone product, such portion of the price of the Combination Product will be determined based on a reasonable commercial determination of what should be the Product’s stand-alone price (without being bundled with the relevant Third Party active pharmaceutical ingredient) in similar transactions.

8.2.	Throughout the term of the License and any extension of such term, sublicense fees at a rate of 25% (twenty-five percent) of Sublicense Consideration (“Sublicense Fees”).

8.3.	At the Effective Date, a grant to Yissum of 1,000,000 (one million) shares of Common Stock of the Company.

9.	Reports and Accounting

9.1.	The Company shall give Yissum written notice of any Sublicense Consideration received or First Commercial Sale of each Product on a country by country basis, made within 30 days of each such event.

9.2.
Within 45 (forty-five) days after the end of each calendar quarter commencing from the earlier of (i) the First Commercial Sale by the Company or an Affiliate; or (ii) the grant of a Sublicense or receipt of Sublicense Consideration, the Company shall furnish Yissum with a quarterly report ("Periodic Report"), certified as being correct by the Chief Financial Officer of the Company, detailing the total sales and Net Sales effected during the preceding quarter, the total Sublicense Consideration received during the preceding quarter and the total Royalties and Sublicense Fees due to Yissum in respect of that period.  Once the events set forth in sub-section (i) or (ii), above, have occurred, Periodic Reports shall be provided to Yissum for each particular calendar quarter. If there are no Royalties or Sublicense Fees payable for any particular calendar quarter, in place of the Periodic Reports the Company shall deliver to Yissum a signed statement reporting to Yissum that no consideration is due Yissum for the relevant quarter. The Periodic Reports shall contain full particulars of all sales made by the Company, Affiliates or Sublicensees and of all Sublicense Consideration received, including a breakdown of the identity of the entity selling the Product, the number and type of Products sold, discounts, returns, the country and currency in which the sales were made, invoice dates and all other data enabling the Royalties and Sublicense Fees payable to be calculated accurately.

On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties and Sublicense Fees due to Yissum for the reported period.  All payments under this Agreement shall be computed and paid in US dollars, using the appropriate foreign exchange rate reported in the Wall Street Journal on the last working day of the calendar quarter. Payment of any value added tax or any other tax, charge or levy applicable to the payment of the consideration (detailed above in section 8) to Yissum shall be borne by the Company and added to each payment in accordance with the statutory rate in force at such time. All payments shall be made without the withholding of any taxes. Each party shall reasonably assist the other party in claiming exemption from such deductions or withholdings permitted under any double taxation or similar agreement or treaty from time to time in force.  Payments may be made by check or by wire transfer as set out in Appendix G.

9.3.
The Company shall keep, and shall require its Affiliates and Sublicensees to keep, full and correct books of account in accordance with Generally Accepted Accounting Principles as required by international accounting standards enabling the Royalties and Sublicense Fees to be calculated accurately. [Starting from the first calendar year after the First Commercial Sale, or the first grant of a Sublicense, whichever occurs first, an annual report, authorized by a certified public accountant, shall be submitted to Yissum within 90 days of the end of each calendar year, detailing Net Sales and Sublicense Consideration, Royalties and Sublicense Fees, both due and paid (the “Annual Reports”).  The Annual Reports shall also include the Company's sales and royalty forecasts for the following calendar year, if available.

The Company shall, and shall require and cause its Affiliates and Sublicensees to, retain the such books of account for three (3) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for three (3) years after the end of the calendar year in which such termination becomes effective.

9.4.
Yissum shall be entitled to appoint not more than two (2) representatives who must be independent certified public accountants or such other professionals as appropriate (the “Representatives”) to inspect during normal business hours the Company’s and its Affiliates’ books of account, records and other relevant documentation to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement, the calculation of amounts due to Yissum under this Agreement and of all financial information provided in the Periodic Reports, provided that Yissum shall coordinate such inspection with the Company or Affiliate (as the case may be) in advance, and such inspection shall not occur more frequently than once per calendar year.  In addition, Yissum may require, at its expense, that the Company, through the Representatives, inspect during normal business hours the books of account, records and other relevant documentation of any Sublicensees, to the extent relevant or necessary for the sole purpose of verifying the performance of the Company’s payment obligations under this Agreement and the calculation of amounts due to Yissum under this Agreement, and the Company shall cause such inspection to be performed. The parties shall attempt to reconcile any underpayment or overpayment within thirty (30) days after the Representatives deliver the results of the audit. Any underpayment shall be subject to interest in accordance with the terms of section 9.5 below. Any overpayment shall be subject to a corresponding credit.  In the event that any inspection as aforesaid reveals any underpayment by the Company to Yissum in respect of any year of the Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Company to Yissum in respect of such year, then the Company shall, in addition, reimburse Yissum for its reasonable out-of-pocket costs of such inspection.

9.5.
Any sum of money due Yissum which is not duly paid on time shall bear interest from the due date of payment until the actual date of payment at the rate of annual LIBOR plus five percent (5%) per annum accumulated on a monthly basis.

10.	Ownership

All right, title and interest in and to the Licensed Technology shall vest solely in Yissum, and the Company shall hold and make use of the rights granted pursuant to the License solely in accordance with the terms of this Agreement.

11.	Patents

11.1.
Within thirty (30) days of the Effective Date, the Company shall pay any outstanding expenses and costs relating to the prosecution and maintenance of the Patents listed in Schedule E-1 of Appendix E (the "Historical Patent Costs").

11.2.
Yissum, in consultation with the Company, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents in the Territory ongoing after the Effective Date, the expense of which (including reasonable legal fees) (all such expenses: the "Ongoing Patent Costs") shall be borne as set forth in section 11.3 below. Each application and every patent registration shall be made and registered in the name of Yissum or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yissum. Patent counsel shall be selected by Yissum in consultation with the Company, and the Company agrees to have such patent counsel directly bill the Company for such expenses and shall directly pay such bills, to the extent reasonable, in accordance with patent counsel's directions. Unless Yissum has a substantive reason for using its other patent counsel, the patent counsel who have been handling the Licensed Patents in existence prior to the Effective Date (“Company Patent Counsel”) shall continue the handling of such particular Licensed Patents.  For the avoidance of doubt it is stated that simple maintenance handling/ renewal will be handled as Yissum sees fit based on considerations of reduction in cost. At the Effective Date, the Company, in coordination with Yissum’s internal patent department, shall immediately notify the Company’s Patent Counsel that Yissum has been assigned ownership of all of the Patents in accordance with Appendix E (including without limitation Schedule E-1) of this Agreement, is now the lead party for deciding ongoing patent handling matters, and is entitled to communicate directly with the Company Patent Counsel in such regard.

11.3.
Yissum and the Company shall each equally bear the Ongoing Patent Costs for the RTG Patents.  Subject to the provisions of this section 11.3, the Company shall bear the Ongoing Patent Costs for the REPEL-CV Patents. In the event that Yissum grants a commercial, royalty bearing license to a third party or parties with respect to one or more of the REPEL-CV Patents outside the Field, such that Yissum is reimbursed by such third party/ies for certain Historical Patent Costs or Ongoing Patent Costs already paid by the Company with respect to the Licensed Patents, Yissum shall reimburse the Company for the patent costs actually paid by the Company, according to the amount of reimbursement paid to Yissum by such third party/ies. In addition, the Ongoing Patent Costs for the REPEL-CV Patents going forward from the time that Yissum executes the license agreement with such third party/ies shall be allocated between the Company and any additional third party licensees of the Licensed Patents according to an allocation arrived at by Yissum and reflected by the terms of the third party’s license agreement. The adjustment of the division of Ongoing Patent Costs shall be made only after the execution of any such license agreement between the Yissum and the third party and the actual receipt of compensation for patent expenses from such third party.

11.4.
Subject to the above, the parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications and registering the patents, including the time of making the applications, the countries where applications will be made and all other particulars relating to the registration and maintenance of the Licensed Patents. Notwithstanding the foregoing, Yissum reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents.

11.5.
The parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right upon the request of the other party. Both parties shall take all appropriate action in order to assist the other to extend the duration of a Licensed Patent or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

11.6.
In the event either party is approached by a patent examiner or attorney in connection with any matter that is the subject matter of this Agreement, it shall give the other party immediate notice of such approach and consult with the other party in such regard. The Company shall only reply to such approaches after consultation with Yissum and subject to its consent.

11.7.
The Company, shall mark, and shall cause its Affiliates and Sublicensees to mark, all Products covered by one or more of the Licensed Patents with patent numbers (or the legend "patent pending") applicable to such Product. The Company shall ensure that its Sublicensee complies with the provisions of this section.

11.8.
If at any time during the term of this Agreement the Company decides that it is undesirable, as to one or more countries, to file, prosecute or maintain any patents or patent applications within the Licensed Patents, it shall give at least ninety (90) days written notice thereof to Yissum, and upon the expiration of the ninety (90) day notice period (or such longer period specified in the Company's notice) the Company shall be released from its obligations to bear the expenses to be incurred thereafter as to such patent(s) or patent application(s). Yissum may decide, at its sole discretion, to continue to prosecute any such patent application or to continue to maintain any such patent, and in such event Yissum shall notify the Company in writing of such decision. The Company shall be entitled to notify Yissum in writing within 30 (thirty) days of Company’s receipt of such notice from Yissum as to whether or not the Company will continue to bear the patent costs of the relevant patent application(s) and/or patent(s).  If the Company provides Yissum with an undertaking to continue to bear the patent costs for one or more patent applications or patents, such patent applications and/or patents (as the case may be) will be continue to be included within the Licensed Technology.  If the Company does not provide any written notice within the required 30 (thirty) day notice period or provides notice that it does not want to continue bearing the patent costs, then as of such time, such patent(s) or application(s) shall be deleted from the Licensed Technology and the Licensor shall be free to grant rights in and to such patents or patent applications in such countries to third parties, without further notice or obligation to the Company, and the Company shall have no rights whatsoever to exploit such patents or patent applications or the Know-How related thereto. Notwithstanding the foregoing, the Company shall be required to bear the costs and expenses for filing, prosecuting and maintaining the Licensed Patents in at least the following jurisdictions: United States, Canada, Germany, France and the United Kingdom (the “Required Jurisdictions”), and should the Company fail to do so in any one of the Required Jurisdictions, Yissum shall be entitled to terminate this Agreement without any further notice and without any need to compensate the Company in any manner.

11.9.
The foregoing does not constitute an obligation, representation or warranty, express or implied, on the part of Yissum that any patent or patent registration application will indeed be made or registered or be registerable in respect of the Licensed Technology or any part thereof, nor shall it constitute an obligation, representation, or warranty, express or implied, on the part of Yissum that a registered patent will be valid or afford any protection. For the avoidance of doubt, under this Agreement there is no obligation, representation or warranty, express or implied, on the part of Yissum regarding the validity of or the protection afforded by any of the patents or patent registration applications detailed in Appendix B or regarding the commercial exploitability or any other value of the Licensed Technology or that the Licensed Technology will not infringe the rights of any third party.

12.	Patent Rights Protection

12.1.
The Company and Yissum shall each inform the other promptly in writing of any alleged infringements by a third party of the Licensed Patents in the Territory, together with any available written evidence of such alleged infringement.

12.2.
To the extent permitted by applicable law, the Company undertakes to refrain from making (directly or indirectly), any application or claim, and not to initiate or support (directly or indirectly) any action or proceeding, that is reasonably likely to weaken or invalidate one or more of the Licensed Patents.

12.3.
The Company, its Affiliate or Sublicensee shall have the first right in its own name and at its own expense to initiate any legal action and enforce the Licensed Patents against any infringement of such Licensed Patents. Before the Company, its Affiliate or its Sublicensee commences an action with respect to any infringement, the Company shall give careful consideration to the views of Yissum in making its decision whether or not to initiate any legal action and, if relevant, make these views known to its Affiliate or Sublicensee. The Company  shall, or, if relevant, shall ensure that its Affiliate or Sublicensee shall, continuously keep Yissum apprised of all material developments in the action and shall, upon request, provide Yissum with full information and copies of all documents relevant to the proceedings, including without limitation, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, and shall seek Yissum's input on any substantive submissions or positions taken in the litigation regarding the scope, validity or enforceability of the Licensed Patents.

Yissum shall be entitled at its own expense to have its own counsel represent it, provided however that, subject to section 12.3.3 below, if the Company’s counsel is of the opinion that the legal actions taken by the Company may adversely affect Yissum's rights hereunder or otherwise involve a conflict of interest between the Company and Yissum, the reasonable costs of such Yissum counsel shall be borne by the Company. .If the Company, its Affiliate or its Sublicensee elects to commence an action as described above and Yissum is a legally indispensable party to such action (being the registered owner of the infringed patent rights), Yissum, at the Company's expense, may be joined as a co-plaintiff, provided that all the following conditions shall be fulfilled:

12.3.1.
The Company shall continuously provide Yissum with full information and copies of all documents relevant to the proceedings, including without limitation, all documents filed with the courts by the parties to the legal action(s) and all correspondence with the other parties to the proceedings, as well as all drafts of written submissions relating to such legal action that are sent to the Company for review, and all Yissum’s comments in respect thereof will be taken into account;

12.3.2.
Any reasonable out of pocket expenses incurred by the Company or Yissum in connection with such action(s), including all reasonable legal and litigation related fees and expense, all reasonable out of pocket expenses for external assistance required to comply with discovery or other motions and any costs or amounts awarded to the counterparties in such action(s) shall be borne by the Company;

11.3.3.
If a conflict of interest exists between the Company and Yissum, Yissum shall be entitled, at its own expense, to appoint its own counsel to represent it in such litigation and the Company shall make reasonable efforts to ensure that such counsel chosen by Yissum is fully informed and receives all material necessary to adequately participate in such action;

12.3.4.
The Company shall bear all costs, expenses and awards incurred by or awarded against Yissum, with respect to any action filed against Yissum alleging that an action initiated by the Company pursuant to the terms of this section 12 was anticompetitive, malicious, or otherwise brought for an improper purpose, whether by a counterparty to such aforementioned action or by any third party.

If Yissum is not required by law to be joined as a co-plaintiff, Yissum, to the extent permitted by law, may elect to join the action as a co-plaintiff, subject to joint control of the action with the Company, its Affiliate or its Sublicensee. Irrespective of whether Yissum joins any such action as described above it shall provide reasonable cooperation to the Company, its Affiliate or its Sublicensee.

12.4.
If the Company, its Affiliate or its Sublicensee does not bring an action against an alleged infringer pursuant to section 12.3, above, or has not commenced negotiations with said infringer for discontinuance of said infringement within one hundred and eighty (180) days after learning of said infringement, Yissum shall have the right, but not the obligation, to bring an action for such infringement at its own expense, and retain all proceeds from such action. If the Company has commenced negotiations with said infringer for the discontinuance of said infringement with such one hundred and eighty (180) day period, the Company shall have an additional period of ninety (90) days from the end of the first one hundred and eighty (180) day period to conclude its negotiations before Yissum may bring an action for said infringement.

12.5.
No settlement, consent judgment or other voluntary disposition of an infringement suit may be entered without the consent of Yissum or the Company, as the case may be, which consent shall not be unreasonably withheld or delayed. For the avoidance of doubt and notwithstanding anything to the contrary herein, should Yissum bring an action as set forth in section 12.4 above, it shall have the right to settle such action by licensing the Licensed Technology, or part of it, to the alleged infringer.

12.6.
Any award or settlement payment resulting from an action initiated by the Company pursuant to this section 12 shall be utilized, first to effect reimbursement of documented out-of-pocket expenses incurred by both parties in relation to such legal action, and thereafter shall be paid to the Company and shall be deemed Net Sales received under this Agreement, in respect of which Royalties shall be due to Yissum.

12.7.
If either party commences an action and then decides to abandon it, such party will give timely notice to the other party. The other party may continue the prosecution of the suit after both parties agree on the sharing of expenses.

12.8.
Each party will provide the other with prompt notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Product or otherwise due to the use or practice of the Licensed Technology in the relevant Field.  Except with respect to any damages, expenses or losses suffered by Yissum, the University and their respective employees and directors that are caused by a particular action or omission of Yissum in its control, if any, of the enforcement process, or any action or proceeding, under this section 12, the Company shall indemnify Yissum, the University and their respective employees and directors for all damages, expenses and losses suffered by them related to any enforcement actions by the Company, or any action or proceeding, under this section 12.

13.	Confidentiality

13.1.
 Each Party undertakes that during the term of this Agreement and for a period of three years subsequent thereto, it shall maintain full and absolute confidentiality, and shall also be liable for its officers or employees or representatives maintaining absolute confidentiality, of all information, details, data, formulations, solutions, designs and inventions which is in or comes to its knowledge or that of its officers, employees, representatives or any person acting on its behalf directly or indirectly relating to the Research, the Licensed Technology, the Company, Yissum, the University, and their employees and the Researcher (“Confidential Information”). Each Party undertakes not to convey or disclose anything in connection with the foregoing to any entity without the prior written permission of the disclosing Party.

13.2.
Information which is in the public domain as of the date of this Agreement or hereafter comes into the public domain through no fault of the  receiving Party, its officers, employees, representatives or persons acting on its behalf will not be considered Confidential Information hereunder.

13.3.
Either Party may disclose Confidential Information to its officers, employees, representatives or persons acting on its behalf (“Representatives”), Affiliates and Sublicensees, as necessary for the performance of its obligations pursuant to this Agreement and may disclose details and information to potential and actual investors, provided that any such parties in receipt of Confidential Information are bound by confidentiality terms substantially similar in content to those set out in this section 13 and a confidentiality period of no less than 3 (three) years from the date of the particular disclosure. Each Party shall be responsible and liable to the other for any breach by its Representatives, Affiliates and investors, and in the case of the Company only - any Sublicensee, of such undertakings of confidentiality as if such breach were a breach by the Party itself.

13.4.
Without prejudice to the foregoing, the Company shall not mention the name of the University, Yissum or the Researcher, unless required by law, in any manner or for any purpose in connection with this Agreement, the subject of the Research or any matter relating to the Licensed Technology, without obtaining the prior written consent of Yissum.

13.5.
Neither Party shall issue any press release or other media statement regarding the execution, existence or terms of this Agreement or any developments of the Licensed Technology without the prior written approval of the other Party, except that either Party may make public filings or announcements regarding the foregoing as it deems necessary or appropriate under law, based on advice of its counsel (subject to not undermining the ability to file a patent).

13.6.	The provisions of this section shall be subject to permitted publications pursuant to 14 below.

14.	Publications

14.1.
Yissum shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the Licensed Technology, the Development Plan, the Development Results or the Product, which are subject to the terms and conditions of this Agreement, are published by it or the Researchers, without first seeking the consent of the Company.

14.2.
The Company undertakes to reply to any such request for publication by Yissum within 30 days of its receipt of a request in connection with the publication of articles in scientific journals, and within 7 days of its receipt of a request in connection with article abstracts. The Company may only decline such an application upon reasonable grounds, which shall be to delete Company Confidential Information or to allow for filing a patent application, and shall fully detail such grounds in writing.

14.3.
Should the Company decide to object to publication as provided in sub-section 14.2, publication shall be postponed for a period of not more than three (3) months from the date the publication was first sent to the Company to enable the filing of patent applications or the removal of the Company’s Confidential Information.

14.4.	The provisions of this section shall not prejudice any other right, which Yissum has pursuant to this Agreement or at law.

14.5.
For the avoidance of doubt, the prohibitions of sections 13 and 14 of this Agreement against disclosure and publication shall not apply to internal research and educational activities at the University for the Researchers and University employees, provided that such persons are subject to obligations of confidentiality substantially similar to those set forth in section 13.

15.	Liability and Indemnity

15.1.
TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, YISSUM GIVES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY.  IN PARTICULAR, YISSUM GIVES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OF ANY THIRD PARTY. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED A WARRANTY OR REPRESENTATION BY YISSUM AS TO THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR OF THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE LICENSED TECHNOLOGY.  YISSUM HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE. TO THE EXTENT PERMITTED BY THE APPLICABLE LAW, NEITHER YISSUM NOR THE RESEARCHER, NOR THE UNIVERSITY, NOR THE  DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY SHALL HAVE ANY LIABILITY WHATSOEVER TO THE COMPANY OR TO ANY THIRD PARTY FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE WHETHER DIRECT OR INDIRECT, SUSTAINED BY THE COMPANY OR BY ANY THIRD PARTY, FOR ANY DAMAGE ASSESSED OR ASSERTED AGAINST THE COMPANY, OR FOR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON THE COMPANY OR ANY OTHER PERSON OR ENTITY, DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) THE PRODUCTION, MANUFACTURE, USE, PRACTICE, LEASE, OR SALE OF ANY PRODUCT OR SERVICE; (ii) THE USE OF THE LICENSED TECHNOLOGY; OR (iii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF .

THE FOREGOING. IN NO EVENT SHALL YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE  DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY BE LIABLE TO THE COMPANY OR ANY OF ITS AFFILIATES OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY THE COMPANY OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, STRICT LIABILITY NEGLIGENCE OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. SUBJECT TO ANY INDEMNIFICATION OBLIGATIONS SET OUT IN THIS AGREEMENT, IN NO EVENT SHALL THE COMPANY OR ANY OF ITS AFFILIATES BE LIABLE TO YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE  DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY YISSUM, THE RESEARCHER, THE UNIVERSITY, OR THE  DIRECTORS, OFFICERS AND EMPLOYEES OF YISSUM AND/OR OF THE UNIVERSITY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, STRICT LIABILITY NEGLIGENCE OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT

15.2.
The Company undertakes to indemnify, defend and hold harmless Yissum, the University, and any person acting on their behalf and any of their directors, officers, employees, consultants or representatives and the Researcher and his/her team (herein referred to jointly and severally as “Indemnitees”) against any claim, liability, damage, loss, costs and expenses (including reasonable legal costs, reasonable attorneys’ fees and litigation expenses) (collectively, “Losses”), incurred by or imposed upon the Indemnitees by reason of any acts or omissions of the Company, its Affiliates or the Sublicensees or which derive from the use, development, manufacture, marketing, sale or sublicensing of any Product or Licensed Technology or the exercise of the License, except to the extent such Losses arise out of or are attributable to the gross negligence or willful misconduct of an Indemnitee.   The Indemnitee seeking indemnification shall provide the Company with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Section 15.2 and provided that no conflict of interest exists, with the exclusive right to defend (with the reasonable cooperation of the Indemnitee) or settle any such claim; provided, however, that the Company shall not enter into any settlement for damages other than monetary damages without the Indemnitee’s prior written consent, such consent not to be unreasonably withheld or delayed.  If there is a conflict of interest between the Company and any Indemnitee/s in Company’s defense and handling of any such claim or suit that has been assumed by the Company, the Indemnitees shall have the right to participate at Company’s expense with counsel chosen by such Indemnitees, in the defense and handling of any such claim or suit.

15.3.
The Company shall ensure that its Sublicensees shall provide undertakings of indemnification which shall also be given in favor of, and shall be actionable by Yissum, the University, and any director, officer or employee of Yissum or of the University, and by the Researcher.

15.4.
As of the Effective Date, the Company shall procure and maintain, at its sole cost and expense, policies of comprehensive general liability insurance in amounts, per incident and annual aggregate, that are standard in the industry for products, substances and treatments of the type being developed, marketed and/or sold by the Company and its Affiliates, this during the period that any Product is being commercially distributed or sold. Such policy shall name the Indemnitees as additional insureds. The policy or policies so issued shall include a "cross-liability" provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name). Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) contractual liability coverage for the Company's indemnification obligations under this section 15 to the extent related to property damage or bodily injury. If the Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of a $250,000 annual aggregate), such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be reasonably acceptable to Yissum.

The minimum amounts of insurance coverage required above shall not be construed to create a limit of the Company's liability with respect to its indemnification obligations under this section 15.

15.5.
The Company shall provide Yissum with written evidence of such insurance upon request. The Company shall provide Yissum with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If the Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Yissum shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period upon 7 (seven) days’ prior written  notice.

15.6.
The Company shall maintain, at its own expense, liability insurance as set forth in section 15.4, above, beyond the expiration or termination of this Agreement as long as a Product relating to or developed pursuant to this Agreement is being commercially distributed or sold by the Company, an Affiliate or a Sublicensee, and thereafter as required by applicable laws.

16.	Termination of the Agreement

16.1.	Without prejudice to the Parties’ rights pursuant to this Agreement or at law, either Party may terminate this Agreement by written notice to the other in any of the following cases:

16.1.1.
Immediately upon such written notice, if: (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; or (ii) a receiver or liquidator is appointed for the other Party; or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings; provided that in the specific case of a reorganization proceeding, if the Company is undergoing reorganization and the Company has the manpower and funding needed for such reorganization to succeed, Yissum shall not terminate this Agreement for a period of six months following the Company’s commencement of such reorganization proceedings as long as such delay by Yissum would not trigger under any applicable laws provision/s restricting Yissum’s right, at its sole discretion, to terminate this Agreement at any point following the conclusion of such six month period; or (iv) creditors of the other Party have claims for payment failure in amounts that are greater than the value of all or nearly all of the Company’s assets. Each of the Parties undertakes to notify the other within seven days if any of the abovementioned events occur.

16.1.2.
Upon material breach of this Agreement, where such breach has not been remedied within thirty (30) days from the breaching Party's receipt of written notice from the non-breaching Party requiring such remedy.

16.2.
In addition to the above, and without prejudice to Yissum’s rights pursuant to this Agreement or at law, for subsections 16.2.1 and 16.2.3 Yissum shall be entitled to terminate this Agreement, and for subsection 16.2.2 Yissum shall be entitled to terminate the License for the Licensed Technology relating to the RTG Patents only in the particular field or fields stated in the subsections of section 1.4.4 above to which the unmet milestone/s relate/s, this immediately upon written notice to the Company, as more fully set out below in the following circumstances:

16.2.1.	Unauthorized early termination by the Company of the Research Program or failure to timely pay the Research Fee as set forth in section 2.3 above.

16.2.2.
Non-performance or a delay in the performance of an Essential Milestone beyond the Milestone Extension/s applying to such Milestone, provided however that Yissum’s right of termination shall only be to terminate the License for the Licensed Technology relating to the RTG Patents for the particular field or fields stated in the subsections of section 1.4.4. above that relate to the relevant Essential Milestone; or

16.2.3.	A claim by the Company, made in any forum, claiming that one or more of the Licensed Patents are invalid or unenforceable.

16.3.
The Company shall be entitled, at its sole discretion, to terminate this Agreement for convenience by giving written notice to Yissum of such termination at least six months prior to such termination, and in such event the Company shall cease all development, exploitation and use of the Licensed Technology and Development Results as of the date of such termination.  It is understood that the Company shall remain responsible for all monetary payments or other obligations that mature prior to the effective date of termination and for all  irrevocable commitments (if any) that without such termination would have been borne by the Company and that were entered into by Yissum prior to the date of the notice of such termination. The provisions listed in section 16.6 shall survive such termination for convenience.

16.4.
Upon termination of this Agreement for any reason other than an uncured breach by Yissum, the License shall terminate, the Licensed Technology and all rights included therein shall revert to Yissum, and Yissum shall be free to enter into agreements with any other third parties for the granting of a license or to deal in any other manner with such right as it shall see fit at its sole discretion.

The Company shall return or transfer to Yissum, within 30 days of termination of the License, all material, in soft or hard copy, directly relating to the Licensed Technology; provided that the Company shall be entitled to retain one copy of the same for archival purposes. For the avoidance of doubt, such material shall not include Governmental Authorization Documents or directly related data. Yissum is hereby granted by the Company an exclusive option to purchase from the Company, and be assigned by the Company, all rights, title and interest in and to such Governmental Authorization Documents and directly related data in the amount that the Company paid in order to secure or produce such documents and data (“Company Production Costs”).  Upon any such termination of the License, the Company (or its successor or trustee as the case many be) shall provide Yissum with  documentation substantiating all of the amount of the Company Production Costs being claimed by the Company and no later than 90 (ninety) days thereafter either: a)Yissum shall  purchase the Governmental Authorization Documents and directly related data from the Company and the Company shall at the date of purchase assign all of its right, title and interest in the Governmental Authorization Documents and directly related data to Yissum (including the execution of all necessary documents); or b) if Yissum does not execute the purchase pursuant to this section 16.4, the foregoing option shall immediately terminate. The Company hereby undertakes to promptly assign to Yissum upon such termination all rights, title and interest in the Development Results, and hereby undertakes to refrain from any actions that might reasonably interfere with any of the foregoing rights of Yissum. . Yissum shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow reasonable access to Yissum or its representatives for this purpose.

16.5.
In the event that the Development Results transferred and assigned to Yissum as set forth in this sub-section 16.5 shall be licensed to a third party and shall generate Royalties or Sublicense Fees to Yissum at any time within three (3) years following the grant of such license, then subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of the License as aforesaid, Yissum shall pay to the Company 25% (twenty-five percent) of the Net Proceeds (as such term is defined below) actually received and retained by Yissum from such license to the third party, until such time as the Company shall have received, in aggregate, the full amount of the documented capital investment actually expended out-of-pocket by the Company in order to generate the Development Results, less any amounts received or receivable by the Company from third parties in connection with the Licensed Technology or Development Results prior to the transfer and assignment of the Development Results to Yissum, as certified by external independent auditors agreed upon by the Parties (the "Development Reimbursement"). The Company will either (i) allow Yissum a credit against Development Reimbursements to be paid in the future of any Development Reimbursements previously paid on account of Net Proceeds that were reported as bad debts in Yissum's annual audited financial statements or, (ii) if there are no future Development Reimbursements to be made by Yissum, return the amount of Development Reimbursements paid to the Company on account of Net Proceeds that were reported as bad debts in Yissum's annual audited financial statements.  Yissum shall pay to the Company amounts, if any, payable under this sub-section 16.5, within ninety (90) days of Yissum’s actual receipt of the relevant Net Proceeds.

For the purpose of this section, “Net Proceeds” means royalties or license fees actually received by Yissum in respect of such license with a third party (excluding funds for research or development at the University or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yissum in connection with such license (including, without limitation, patent costs, and all attorneys fees and expenses and other costs and expenses in connection with the negotiation and conclusion of such license).

16.6.
Notwithstanding the foregoing, neither the termination of this Agreement for any reason nor the expiration of the License shall release the either party from its obligation to carry out any financial obligation which accrued prior to the Agreement's termination or the License's expiration.

16.7.
 Sections 3, 8, 9, 10, 13, 15, 16, 17, 18 and 19  shall survive the termination or expiration of this Agreement to the extent required to effectuate the intent of the parties as reflected in this Agreement.

17.	Law

17.1.
The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed exclusively by Israeli law without application of any conflict of law principles and jurisdiction shall be granted only to the appropriate court in Jerusalem, except that Yissum may bring suit against the Company in any other jurisdiction outside the State of Israel in which the Company has assets or a place of business.  The Company undertakes not to object to the enforcement against it of writs and decisions issued by any other jurisdiction outside the State of Israel under such circumstances. The Company hereby expressly waives any immunity it may have against enforcement of any judgment obtained against it by Yissum and expressly waives any rights or claims that it might have with respect to forum non conveniens.

17.2.
Each Party agrees that any breach or threatened breach of the terms and conditions of this Agreement governing confidentiality or the exploitation or use of the Licensed Technology in breach of the License terms may cause irreparable harm, thereby entitling the non-breaching party to seek injunctive relief without proof of damages, this without derogating from any other remedies available under this Agreement.

18.	Mutual Releases

18.1
Yissum Release of Company. In consideration of the Company entering into this Agreement, effective upon Yissum’s receipt of all of the Settlement Consideration, Yissum, for itself, for the University and its and the University’s respective predecessors, successors, assigns, agents, officers, employees (including without limitation the Researcher) and representatives (“Yissum Persons”),  hereby forever releases and discharges the Company and its predecessors, successors, assigns, agents, officers, employees and representatives (collectively, the “Company Persons”),  from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (collectively, “Prior Claims”), which Yissum or any of such Yissum Persons has or may have against the Company or the Company Persons by reason of any and all acts, omissions, events or facts occurring or existing prior to the entering into of this Agreement, including, without limitation, all claims arising under or in connection with the 1991 Agreement or 2010 Letter Agreement, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, excepting only those obligations arising under the Trust Agreement; provided, that, the foregoing release shall not apply to Prior Claims which Yissum or any of such Yissum Persons has or may have against the Company or the Company Persons by reason of any criminal acts or acts of fraud of the Company or the Company Persons or any claims that Yissum or any of such Yissum Persons has or may have against the Company or the Company Persons by reason of any indemnification obligations of the Company Persons under the 1991 Agreement in respect of events occurring prior to the date of this Agreement.

18.2
Company Release of Yissum.  In consideration for Yissum entering into this Agreement, effective upon Yissum’s receipt of the Cash and Equity Consideration, the Company, for itself and its predecessors, successors, assigns, agents, officers, employees and representatives,  hereby forever releases and discharges Yissum and all Yissum Persons,  from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity (collectively, “Prior Claims”), which the Company or any of such persons has or may have against Yissum or the Yissum Persons by reason of any and all acts, omissions, events or facts occurring or existing prior to the entering into of this Agreement, including, without limitation, all claims arising under or in connection with the 1991 Agreement or 2010 Letter Agreement, and all claims arising under contract, tort, common law, or any federal, state or other governmental statute, regulation or ordinance or common law, excepting only those obligations arising under the Trust Agreement; provided, that, the foregoing release shall not apply to Prior Claims which the Company or any of such persons has or may have against Yissum or the Yissum Persons by reason of any criminal acts or acts of fraud of Yissum or the Yissum Persons.

19.	Miscellaneous

19.1.
Relationship of the Parties.  It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall there be any employer-employee or principal-agent relationship or partnership relationship between the Company (or any of its employees) and Yissum or between the Company (or any of its employees) and the Researcher. Each party will be responsible for payment of all salaries and taxes and social welfare benefits and any other payments of any kind in respect of its employees and officers, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

19.2.
Assignment. The parties may not transfer or assign or endorse their rights or duties or any of them pursuant to this Agreement to another, without the prior written consent of the other party, which consent shall not be unreasonably denied, conditioned or delayed; except that no such consent shall be required for assignment by the Company to an Affiliate or to a successor in interest in connection with the transfer or sale of all or substantially all of the Company’s business in the Fields to which this Agreement relates, whether by merger, acquisition, sale of stock, sale of assets or otherwise (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law), so long as such assignee shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. The Company shall notify Yissum in writing of any such assignment and shall provide a copy of all assignment documents and related agreements to Yissum within 30 days of such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of the Company to notify Yissum and provide copies of assignment documentation shall be grounds for termination of this Agreement for default.  Any assignment not in accordance with this section shall be void.

19.3.
No waiver. The failure or delay of a party to the Agreement to claim the performance of an obligation of the other party shall not be deemed a waiver of the performance of such obligation or of any future obligations of a similar nature.

19.4.
Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in drafting this Agreement. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

19.5.	Legal Costs. Each party shall bear its own legal expenses involved in the making of this Agreement.

19.6.
Disclosure of Agreements with Researcher. The Company shall disclose to Yissum any existing agreement or arrangement of any kind with the Researcher and or any representative of the Researcher, and shall not enter into any such agreement or arrangement without the prior written consent of Yissum.

Taxes. Monetary amounts mentioned in this agreement do not include Value Added Tax (VAT) or any withholding, duties or other taxes. Each party agrees to reasonably assist the other party in claiming exemption from such deductions or withholdings permitted under any double taxation or similar agreement or treaty from time to time in force.

19.7.
Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The party affected by such circumstances shall promptly notify the other party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

19.8.
Counterparts. This Agreement may be executed in two or more counterparts (including counterparts transmitted by fax or by email), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

19.9.	Binding Effect. This Agreement shall be binding upon the parties once executed by both parties and shall enter into force and become effective as of the later of the signature dates.

19.10.
Partial Invalidity. If any provision in this Agreement is found invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable while reflecting the intent of the Parties, and if no feasible interpretation would save such provision, the remainder of this Agreement shall will remain in full force and effect, and the invalid or unenforceable provision shall be replaced by a valid and enforceable provision that most nearly effects the Parties' intent in entering into this Agreement.

19.11.
Entire Agreement. This Agreement constitutes the full and complete agreement between the parties and supersedes any and all agreements or understandings, whether written or oral, concerning the subject matter of this Agreement, and may only be amended by a document signed by both parties.

20.	Notices

All notices and communications pursuant to this Agreement shall be made in writing and sent by facsimile or by registered mail or served personally at the following addresses:

Yissum Research Development Company
of the Hebrew University of Jerusalem Ltd.
P.O. Box 39135,
Jerusalem 91390
Israel

The Company:
Pathfinder Cell Therapy, Inc.
12 Bow Street
Cambridge, Massachusetts 02138

or such other address furnished in writing by one party to the other. Any notice served personally shall be deemed to have been received on the day of service, any notice sent by registered mail as aforesaid shall be deemed to have been received seven days after being posted by prepaid registered mail. Any notice sent by facsimile shall be deemed to have been received by the next business day after receipt of confirmation of transmission.

[Signature Page to Research and License Agreement, dated December 1, 2011, between Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. and Pathfinder Cell Therapy, Inc.]

IN WITNESS THE HANDS OF THE PARTIES

YISSUM		THE COMPANY

By:	/s/ Yaacov Michlin	By:	/s/ Richard Franklin

Name:	Yaacov Michlin	Name:	Richard Franklin

Title:	President & CEO	Title:	CEO

Date:	December 1, 2011	Date:	December 1, 2011

I the undersigned, Prof.Daniel Cohn, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

________________________________	_________________________
Prof. Daniel Cohn	Date signed

Appendix A

Settlement Consideration

The Settlement Consideration consists of: a) payment to Yissum of the amount of U.S. $150,000; and b) a grant to Yissum of 1,000,000 shares of Common Stock of the Company.

A-1